[CBRL GROUP, INC. LOGO]                                                    POST OFFICE BOX 787
                                                               LEBANON, TENNESSEE
                                                                                                                 37088-0787
                                                                                                                                                                             PHONE  615.443.9869

C B R L G R O U P, I N C.

Investor Contact:    Diana S. Wynne
      Senior Vice President, Corporate Affairs
      (615) 443-9837

Media Contact:       Julie K. Davis
                                      Director Corporate Communications
                                      (615) 443-9266

CBRL GROUP, INC. REPORTS AUGUST COMPARABLE STORE SALES

LEBANON, Tenn. (August 29, 2006) -- CBRL Group, Inc. (the “Company”) (NASDAQ: CBRL) today reported comparable store sales for the fiscal four-week period ending Friday, August 25, 2006. The report includes monthly comparable store sales for both its Cracker Barrel Old Country Store® (“Cracker Barrel”) restaurants and gift shops and its Logan’s Roadhouse® (“Logan’s”) restaurants.

For Cracker Barrel:
•	Comparable store restaurant sales in fiscal August were down 1.5%, with an approximately 1.2% higher average check, including approximately 0.9% higher average menu pricing, and
•	Comparable store retail sales in fiscal August were up 2.2%, showing an improvement in trends in the last two weeks of the month as new seasonal merchandise began to be featured.

For Logan’s:
•	Comparable restaurant sales in fiscal August were up 0.7%, with an approximately 2.5% higher average check (all of which reflected higher average menu prices).

Commenting on the Cracker Barrel sales results, Michael A. Woodhouse, Chairman, President and Chief Executive Officer noted, “We are extremely pleased with performance for the fiscal period, especially our performance over the last two weeks of the period when Cracker Barrel’s weekly restaurant sales trends improved relative to prior trends, and comparable-store retail sales increased approximately 9% from the same period last year. We attribute the retail sales increase to our new product offerings, which have begun to feature our seasonal merchandise. We also are encouraged to see these improvements before we lap the effects last year of Hurricane Katrina and the sharp increase in gasoline prices that followed.”

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 543 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 142 company-operated and 25 franchised Logan’s Roadhouse® restaurants in 20 states.

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